April 27, 1994



Dear ISS Client:

     Following for your information is a copy of the response which we submitted to Institutional Shareholder Services concerning their analysis of our proposal to establish a class of preference stock. We would appreciate your consideration of our response as you decide how you will vote with respect to this matter.

     Should you have any questions, please give me a call at
(502) 560-2132.

                              Very truly yours,



                              (R. Michael Slaven)
                              R. Michael Slaven
                              Assistant General Counsel
                              and Secretary

RMS/llh
Attachment

Date:  April 27, 1994
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April 22, 1994



Peter R. Gleason
Senior Analyst
Institutional Shareholder Services, Inc.
7200 Wisconsin Avenue, Suite 1001
Bethesda, Maryland 20814

Dear Mr. Gleason:

We are in receipt of the analysis completed by Institutional Shareholder Services, Inc. ("ISS") with respect to the proxy statement for Capital Holding Corporation (the "Company") relating to the Company's upcoming annual meeting of stockholders. We appreciate your comments and the opportunity to discuss with you the matters which stockholders are being asked to approve at the meeting. The purpose of this letter is to request that ISS reconsider its recommendation regarding the proposal to create a class of Preference Stock.

We note that the determination to oppose this proposal contained in your draft analysis is based on "the magnitude of the proposed increase." In making this determination, the class of Preference Stock has apparently been viewed merely as an increase to the shares of "blank check" preferred stock which the Company is currently authorized to issue. We believe this analysis to be incorrect. For the reasons set forth below, we ask that the proposal be considered not as the authorization of additional preferred shares but rather as the creation of a new and different class of securities: one that will give the Company the needed flexibility in completing future acquisitions and financings without the potential negatives to holders of common shares typically associated with blank check preferred.

As you know, the Company's Board of Directors currently has the power to authorize the issuance of one or more series of Preferred Stock, without further stockholder approval, and to determine all designations, preferences, exchange rights and voting rights with respect to such shares. The class of Preference Stock which the stockholders are being asked to approve at the annual meeting will not carry the same "blank check" characteristics. Rather, to address the concerns of your organization and stockholders generally, the Board of Directors intentionally placed limits on the purposes for which the Preference Stock may be used and the voting rights of such shares. As explained to stockholders in the Company's Proxy Statement, and as noted in your analysis, the Company will not issue, without further stockholder approval, Preference Stock:

     (i)       for any defensive or anti-takeover purpose;

     (ii)      to implement a stockholder's rights plans;

     (iii) with features intended to make any attempted acquisition of the Company more difficult or costly; or

     (iv) to any individual or group for the purpose of creating a block of voting power to support management on a controversial issue.

In addition, with respect to voting rights, the share of Preference Stock will never provide for more than one vote per share when voting as a class with the holders of shares of the Company's Common Stock.

Accordingly, the concerns expressed by ISS with respect to blank check preferred stock are non-existent with respect to this proposal: the Preference Stock will not be used as a takeover defense by the Company; and the Company is prohibited from using such shares to dilute the voting power of holders of the Company's Common Stock. The Preference Stock is designed to benefit stockholders by providing the Company with the flexibility needed for future acquisitions and financings. In the course of our acquisition program, we have learned that acquisition targets are somewhat reticent when approached about fractional conversion and exchange ratios, which make an offer difficult for the target company's stockholders to understand. The use of Preference Stock will enable the Company to avoid this negative perception.

As you know, the Company withdrew a proposal included in its 1992 Proxy Statement to increase the number of authorized blank check preferred shares after ISS opposed the proposal. The proposal was withdrawn even though the Company had received the affirmative vote of enough shares to pass the proposal. We believe this demonstrates our willingness to listen to your concerns. To avoid that problem this year, we adhered rigorously to the standards outlined in your Proxy Voting Manual for preferred stock issuance. The manual does not mention a test based upon comparison to currently authorized preferred shares.

We believe that the test, which you do apply to common stock, is not appropriate for authorization of preferred stock. Particularly when limited to use as a financing device, preferred stock has a drastically different effect on common stockholders than the issuance of a similar amount of common stock. The two forms of stock are entirely different from a corporate finance and a corporate governance perspective and should not be treated similarly.

Capital Holding is a financial services company which, like all such companies, requires a substantial amount of capital to conduct its business. We are committed to raising that capital at the lowest cost in order to best serve our common stockholders. Preferred stock can be significantly cheaper than indebtedness, without dilution to common stockholders. While you believe that our existing 5,000,000 shares of preferred stock are adequate to meet our financing needs, management, based upon its 25 years of success in conducting our business, must respectively disagree.

Please consider that our total liabilities at 1993 year end was over 20 billion dollars and our assets were over $22 billion. The number of common shares issued was over 100 million and the number authorized is 300 million. In the context of these numbers, I fail to see how an increase of 19 million authorized shares of preferred stock can be regarded as excessive particularly when our goal is to serve the interests of our common stockholders by keeping our cost of capital as low as possible.

We also fail to see how you can apply the test fairly in all circumstances. If a company has not previously authorized preferred shares, your test is not applicable. Likewise, if a company, such as Capital Holding, has a comparatively small number of preferred shares authorized in comparison to its overall capital structure, it is at a competitive disadvantage by not being able to lower its cost of capital by use of preferred stock.

Finally, we note that ISS issued favorable recommendations with respect to similar proposals advanced by Digital Equipment Corporation in 1993 and IBM in 1992 when these companies included restrictions to prevent the securities from being used by management as a takeover deterrent. We see no reason why our proposal should be viewed differently. Accordingly, we respectfully request that ISS change the recommendation contained in its draft proxy statement analysis, and that it recommend a vote for the creation of the proposed class of Preference Stock.

If you are unable to agree with our request, we would appreciate the opportunity to discuss the matter further before your final analysis is sent to ISS clients. Thank you for your consideration of this important matter.

Very truly yours,



(Robert L. Walker)
Robert L. Walker
Senior Vice President - Finance
 and Chief Financial Officer

RLW/llh
c:   R. Michael Slaven
     Ivan M. Diamond
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